UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 17, 2018

RigNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35003	76-0677208
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15115 Park Row Blvd, Suite 300 Houston, Texas	77084-4947
(Address of principal executive offices)	(Zip Code)

(281) 674-0100

(Registrant’s telephone number, including area code)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act (17 CFR 230.405) or Rule 12b-2 of the Exchange Act (17 CFR 240.12b-2)

Emerging growth company  ☐

If an emerging growth, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act  ☐

Item 1.01 Entry into a Material Definitive Agreement.

RigNet Serviços de Telecomunicações Brasil Ltda., a limited liability company organized under the laws of Brazil (“RigNet Brazil”), RigNet, Inc., a Delaware corporation and the indirect parent of RigNet Brazil (“RigNet), Intelie Soluções Em Informática S.A., a company organized under the laws of Brazil (“Intelie”), and each of the shareholders of Intelie (the “Sellers”), entered into a Share Purchase and Sale Agreement and Other Pacts (the “Purchase Agreement”). Under the terms of the Purchase Agreement, RigNet Brazil will acquire all of the outstanding capital stock of Intelie from the Sellers (the “Share Purchase”). Intelie is a real-time, predictive analytics company.

Pursuant to the Purchase Agreement, RigNet Brazil will acquire all of the outstanding capital stock of Intelie for consideration of (i) R$10,580,025 (BRL) (or approximately USD$3.3 million), (ii) that number of shares of RigNet common stock equivalent to US$7,500,000 based on the twenty day volume weighted average price (“VWAP”) of RigNet common stock ending three days before closing; and (iii) contingent consideration in the form of RigNet common stock payable on the third anniversary of the closing of the transaction in an amount not to exceed $17,000,000 based on the VWAP at the time of issuance and dependent on the achievement of growth of software-as-a-service revenues compared to targets set forth in the Purchase Agreement.

Completion of the Share Purchase is subject to customary conditions and registration of documents necessary to complete a corporate reorganization by Intelie with the Commercial Registry in Brazil. RigNet Brazil and the Sellers have made customary representations, warranties, covenants and indemnities in the Purchase Agreement. The Purchase Agreement contains provisions granting RigNet the right to terminate that Purchase Agreement if the Share Purchase does not close by June 30, 2018. Such termination would be without penalty.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The Purchase Agreement filed as Exhibit 2.1 to this Form 8-K, has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about RigNet Brazil, RigNet or Intelie. The representations, warranties and covenants contained in the Purchase Agreement were made solely for purposes of the agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that may differ from those applicable to security holders. Security holders are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of RigNet Brazil, RigNet or Intelie. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in RigNet’s public disclosures.

Item 7.01.	Regulation FD Disclosure.

On January 17, 2018, RigNet issued a press release relating to the acquisition of Intelie, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

2.1	Purchase Agreement

99.1	Press Release of RigNet, Inc. dated January 17, 2018.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ BRAD EASTMAN
Brad Eastman

Dated: January 17, 2018